Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Stephen Bardin (“Executive”), ATAI Life Sciences N.V. (“Parent”) and ATAI Life Sciences US, Inc., a Delaware corporation (together with any successor, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in Executive’s Amended Executive Employment Agreement with the Company, dated August 25, 2023 (the “Employment Agreement”).

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective February 6, 2024 (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one if its affiliates, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 7(b) of the Employment Agreement and the additional benefits outlined below in paragraph 2, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.          Advisory Period. From February 7, 2024 through March 31, 2024 (the “Advisory Period”), Executive shall serve as a non-employee strategic advisor to the Company.  During the Advisory Period, Executive shall be available to perform consulting services for the Company to the extent reasonably requested by the Company, but in no event more than twenty (20) hours per week (the “Advisory Services”).  Executive shall perform the Advisory Services to the best of Executive’s abilities and in compliance with all applicable laws and Company policies.  Commencing on March 1, 2024 and for the remainder of the Advisory Period, the Company will pay Executive an amount equal to 0.5 times the Executive’s current Base Salary, prorated for the number of days therein, in accordance with the Company’s normal payroll practices and subject to applicable tax-related deductions and withholdings.  For purposes of Executive’s outstanding options to purchase and restricted stock units covering ordinary shares of Parent, Executive will not incur a “Termination of Service” (as defined in the applicable award agreement) until the end of the Advisory Period, subject to Executive satisfying his obligations during the Advisory Period.

2.        Severance Payments and Benefits; Salary and Benefits. Subject to Executive’s provision of the Advisory Services and execution of the Agreement, the Company agrees to provide Executive with the severance payments and benefits described in Section 7(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement, which severance payments and benefits are the following as set forth below in clauses (a)-(c) (the “Employment Agreement Severance Payments”).  In addition, if Executive becomes entitled to the  Employment Agreement Severance Payments, Executive will also be entitled to the additional severance benefits set forth in (d)-(h):

(a)
Three-Hundred and Thirty-Thousand Dollars ($330,000.00) which represents and amount equal to 0.75 times the Executive’s current Base Salary, this sum payable in the form of salary continuation in regular installments over the nine (9) month period following the end of the Advisory Period, in accordance with the Company’s normal payroll practices;

(b)	Reimbursement of the cost of COBRA coverage (i) during the Advisory Period and (ii) as set forth in Section 7(b)(ii) of the Employment Agreement beginning at the end of the Advisory Period;

(c)
One-Hundred and Forty-Nine Thousand and Six-Hundred Dollars ($149,600.00) (amount to be confirmed by the Company) which represents the earned but unpaid portion of the Annual Bonus as set forth in Section (b)(iii) of the Employment Agreement and to be payable by February 29, 2024;

(d)	Reimbursement of legal fees to review and prepare this Agreement, up to a Five-Thousand Dollar ($5,000.00) cap, paid within two (2) weeks of submission;

(e)	Coverage of tax equalization and tax preparation for 2022, 2023 and 2024 tax years to be paid by the Company as set forth in Section 5(h) of the Employment Agreement;

(f)
Extension of the post-termination exercise window for all of Executive’s outstanding options to purchase Parent common shares set forth in the applicable option agreement from three (3) months to twelve (12) months following the Advisory Period; and

(g)
Payment of the equivalent of full pay for the remainder of Executive’s parental leave period through March 1, 2024 (the “Leave Pay”). The Leave Pay shall be paid in accordance with the Company’s normal payroll practices and pay schedule, with the first payment to be made on the second regular payroll date following the Effective Date (as defined below) for an amount representing the time between the Separation Date and such payments, with the remainder paid in substantially equal installments thereafter; and

(h)
Retainment of Company provided computer after the Company has removed any confidential informaion of the Company and its affiliates, which the Company will promptly remove after the end of the Advisory Period.

In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 6(c) of the Employment Agreement, subject to and in accordance with the terms thereof. Collectively, the payments and benefits set forth in clauses (a)-(h) of this Section 2 (the “Consideration”) will be subject to applicable tax-related deductions and withholdings.

3.         Mutual Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)
any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c)
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)
denial of protection or benefits under any and all claims for violation of any foreign, federal, state, or municipal statute, ordinance, executive order, regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002, each as amended, and any other foreign, federal, state or local statute, ordinance, executive order, regulation or constitution regarding employment, termination of employment, discrimination, harassment, retaliation, health and safety, privacy, notice, or wage and hour matters;

(e)	any and all claims for violation of the federal or any state constitution;

(f)
any and all claims arising out of any other laws and regulations relating to employment, discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, pregnancy, sexual orientation, gender identity, religion, disability, marital or parental status, age, union activity or other protected activity;

(g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)
any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the California Labor Law); and

(i)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Executive acknowledges that Executive has been advised of and is familiar with the provisions of laws that may prohibit the release of unknown claims, including for example California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, expressly waives all rights Executive may have thereunder, if applicable, as well as under any other statute or common law principles of similar effect. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 6(c) or Section 7(b) of the Employment Agreement.

The Company and all of its current of former parents, subsidiaries, related entities or affiliated companies or organizations, and their respective employee benefit plans or funds including but not limited to their partners, employees, agents, officers, directors, stockholders, trustees, successors, assigns, administrators and attorneys acting in their capacity as such (the “Company Releasors”), and each of them, fully and forever releases and discharges Executive of and from any and all claims, rights, actions, causes of action, obligations, debts, interest, damages, charges, losses, penalties, forfeitures, liabilities, costs, attorneys’ fees, and demands of any nature, whether arising in law or in equity, based on any act, omission, practice, conduct, event or other matter whether acting as agents of the Company or in their individual capacities, occurring up to and including the Separation Date.  Notwithstanding anything in this Section 3, the Company Releasors do not release any right to pursue a claim based upon fraud, commission of any criminal activity, misappropriation of the Company’s proprietary information or trade secrets (whether under the Confidentiality and Developments Agreement dated August 25, 2023, 2023 (the “CADA”), statute or common law) or similar claims. Further, for the avoidance of doubt, nothing in this Section 3 shall prevent the Company from pursuing any claims arising after the Separation Date, including without limitation with respect to Executive’s continuing obligations under the CADA, which remain in full force and effect.

4.          Effective Date. To accept this Agreement, Executive must (i) sign this Agreement and return Executive’s executed Agreement to the Company, to the attention of Ryan Barrett at ryan@atai.life, no earlier than the Separation Date and no later than twenty-one (21) days after the Separation Date (the “Review Period”). The parties agree the Review Period shall not be extended due to any changes to this Agreement, whether material or immaterial. If Executive fails to return Executive’s executed Agreement within the time period provided herein, this Agreement shall be null and void and of no effect, and Executive shall not be entitled to the Consideration. If Executive timely signs and returns Executive’s executed Agreement as provided herein, this Agreement shall become effective, irrevocable, and enforceable on the date of Executive’s signature of the Agreement (the “Effective Date”). The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

5.          Mutual Non-Disparagement.  Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The officers and directors of the Company agree to refrain from making any derogatory or disparaging remarks or statements, oral or written, on behalf of the Company to any third parties concerning Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation; provided that the Company officers and directors will respond accurately and fully to any question, inquiry or request for information when required by legal process.

6.           Input into Form 8-K Language.  Executive shall have reasonable input into the language of the Form 8-K as it relates to Executive’s departure from the Company, subject to approval from the Company.

7.           Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

8.           No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

9.        Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Section 12 and Section 16(a) and (g) of the Employment Agreement.

10.          Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; (e) Executive is fully aware of the legal and binding effect of this Agreement; and (f) Executive has had a reasonable amount of time to review this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated: February 6, 2024
/s/ Stephen Bardin
Stephen Bardin

ATAI LIFE SCIENCES US, INC.

Dated: February 6, 2024	By:	/s/ Florian Brand
Name: Florian Brand
Title: Chief Executive Officer

ATAI Life Sciences N.V.

Dated: February 6, 2024	By:	/s Florian Brand
Name: Florian Brand
Title: Chief Executive Officer